Exhibit 10.5

Execution Original

ENVIRONMENTAL INDEMNITY AGREEMENT

(Unsecured)

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (“Agreement”), made effective November    , 2017, by and between O.COM LAND, LLC, a Utah limited liability company (hereafter referred to as the “Borrower” and/or the “Indemnitor”) of 799 West Coliseum Way, Midvale, Utah 84047, for the benefit of PCL L.L.C., a Utah limited liability company (hereafter referred to as the “Lender” and/or “Indemnitee”) of 10011 South Centennial Parkway, Suite 275, Sandy City, Utah 84070.  The term “Indemnitee” shall also include any successor or assignee of Lender, including, in the case of Lender, any participant in, or other holder of any interest in, the Loan (as hereinafter defined) or any other Person that may from time to time be included within the meaning of the term “Lender” or “Beneficiary” as defined in the Trust Deed, together with partners, shareholders, officers, directors, agents, representatives, attorneys, successors and assigns of any of the foregoing, and the term “Indemnitor” shall also include any successor or assignor of Indemnitor.

WHEREAS, contemporaneously herewith, Indemnitor as borrower and Lender as lender, have entered into a certain loan transaction (as amended, supplemented or otherwise modified from time to time, the “Loan”) which provides for a loan in the amount of FORTY MILLION AND NO/100 DOLLARS ($40,000,000.00) from Lender to Borrower.  Any term used but not defined herein shall have the meaning given to such term in the Loan Agreement, Deed of Trust and the Note as hereafter used and/or defined.

WHEREAS, in connection with the Loan, Borrower has executed a Deed of Trust, Assignment of Rents, Assignment of Leases, Security Agreement and Fixture Filing of even date herewith, in favor of Lender as beneficiary and Landmark Title Company, or its successor, as trustee (the “Trust Deed”) and covering the property described on Exhibit “A” attached hereto. The property and facilities affected by the Trust Deed are herein referred to collectively as the “Property”.

NOW, THEREFORE, in partial consideration of the reciprocal covenants and provisions of the Loan Documents the sufficiency whereof is hereby acknowledged and in order to induce Lender to make the Loan to Indemnitor, Indemnitor, intending to be legally bound, hereby agrees as follows:

1.                                     Definitions.  For purposes hereof, the following terms shall have the following meanings:

“Environmental Laws” means any and all federal, state and local Laws, including, without limitation, any and all requirements to register underground storage tanks, relating to: (i) emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, Hazardous Materials (as hereinafter defined), or hazardous or toxic materials or wastes into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Materials (as defined below), materials containing Hazardous Materials or hazardous and/or toxic wastes, material, products or by-products (or of equipment or apparatus containing Hazardous Materials), or (iii) pollution or the protection of human health or the environment;

“Hazardous Materials” means (1) hazardous materials, hazardous wastes, and hazardous substances as those terms are defined under any Environmental Laws, including, but not limited to, the following: the Hazardous Materials Transportation Act, 49 U.S. C. § 1801 et seq., and as further amended from time to time (“HMTA”), the Resource Conservation and Recovery Act, U.S. C. § 9601 et seq., as amended from time to time (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., and as further amended from time to time (“CERCLA”), the Clean Water Act, 33 U.S.C. § 1251  et seq., as amended from time to time (“CWA”), the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended from time to time (“CAA”) and/or the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended from time to time (“TSCA”); (2) petroleum and petroleum products including crude oil and any fractions thereof; (3) natural gas, synthetic gas, and any mixtures thereof; (4) asbestos and/or any material which contains any hydrated mineral silicate, including, but not limited to, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (5) PCBs, or PCB-containing materials, or fluids; (6) radon; (7) any other hazardous or radioactive substance, material, pollutant, contaminant, or waste; and (8) any substance with respect to which any federal, state or local Environmental Law or governmental agency requires environmental investigation, monitoring or remediation. Indemnitor hereby acknowledges and agrees that Indemnitor’s obligations hereunder with respect to Hazardous Materials and Environmental Laws are intended to extend to and cover all matters and conditions in, on, under, beneath, with respect to, affecting, related to, in connection with or involving the Property or any part thereof, without regard to whether Indemnitor has actually caused or participated in the event or circumstance giving rise to the matter in question, and without regard to whether the matter in question arose prior to or during the term of the Loan.

“Event of Default” means any default, failure, or refusal by Indemnitor to pay any amount and/or perform any obligation under this Agreement, which default, failure, or refusal remains uncured (i) in the case of matters that can be cured solely by the payment of money, ten (10) days after written notice of such failure to pay is given to Indemnitor by one or more of the Indemnitee, and (ii) in the case of any other matter, thirty (30) days after written notice of such failure to perform is given to Indemnitor by the Indemnitee; provided, that in the case of matters covered by clause (ii) above such cure period shall be extended so long as Indemnitor has commenced curative efforts within such thirty (30) day period, is diligently pursuing such efforts and is delivering periodic progress reports on such curative efforts to the Indemnitee, unless Lender determines reasonably that the interests of the Indemnitee will be materially adversely affected by such extension.

2.                                Basic Covenants.  Indemnitor shall cause the Property and every portion thereof at all times to be owned, operated, used, and maintained in compliance with all applicable Environmental Laws.  Further, Indemnitor shall not conduct, permit, or authorize, or permit to be conducted, permitted, or authorized, the manufacturing, emission, generation, transportation, treatment, storage, or disposal on the Property or any part thereof of any Hazardous Materials without the prior written consent of Lender, which Lender may withhold for any reason, or without cause, in its discretion. Notwithstanding the foregoing covenant, Indemnitor shall be entitled in, or as an incident to, the ordinary course of its, or its tenants’ business at the Property, to engage in or permit the presence, use, storage, sale or transportation of Hazardous Materials at, about, within or to or from the Property provided that any and all of such activities involving Hazardous Materials are conducted in compliance with all federal, state and local laws and regulations applicable to such activities. However, Indemnitor covenants and agrees to promptly remove from the Property, if and as required by law, any Hazardous Material discovered at, about, within or on the Property which is not in compliance with such laws and regulations, and to promptly comply with all federal, state and local laws and regulations governing such removal.

3.                                Indemnity.  Indemnitor shall undertake to protect, indemnify, and save harmless  the Indemnitee from any and all liability, loss, cost or damage that Indemnitee may suffer as a result of claims, demands, liabilities, costs or judgments against any or all of them, including, without limitation, claims of contribution from any other person or entity that has or might have joint and several liability therefore, including, without limitation, a governmental authority, arising from (i) any violation of any Environmental Law relating to or affecting the property or any part thereof, (ii) the depositing, storing, disposing, transporting, emitting, burying, dumping, injecting, using, testing, spilling, leaking or other placing or releasing in or on the Property or any part thereof, or in or on any other property in the vicinity of the Property, to the extent such actions on or in other property in the vicinity have an adverse impact upon the Property itself or to the extent that any such actions on or in the Property have an adverse impact upon other property in the vicinity of the Property, of any Hazardous Materials (including, without limitation, the Permitted Materials), and/or (iii) reasonable costs incurred in connection with settlement or attempted settlement in lieu of litigation or other proceedings with respect to any such matters (subject to the limitations upon Indemnitee’ right to unilaterally settle claims as set out in paragraph 7 below), including, but not limited to:

(a)        Liability for costs or removal or remedial action, incurred by the United States Government or any state or local government, or response costs incurred by any other person, or damages from injury to, destruction of, or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S. C. § 9601 et seq., as amended or any comparable federal, state, or local statute;

(b)       Liability for cost and expenses of site assessment, testing, laboratory fees, monitoring, abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any other Environmental Law, whether state, federal, local, or otherwise; and

(c)        Liability for personal injury or property damage arising under any statutory or common-law theory, including damages assessed for the maintenance of the public or private nuisance, response costs or for the carrying on of an abnormally dangerous activity.

Notwithstanding the foregoing, no Indemnitee shall be entitled to indemnification hereunder to the extent of costs, liabilities, losses, or damages that are attributable (on a comparative basis) to the negligence or intentional misconduct of the Indemnitee in question; provided, however, that the negligence or intentional misconduct of any particular Indemnitee shall not be imputed to any other Indemnitee, and such Indemnitee as did not participate in the negligence or intentional misconduct in question shall remain fully entitled to indemnification hereunder without regard to such negligence or intentional misconduct of the Indemnitee that did so participate.

Nothing in this Agreement shall be deemed or construed as an admission by Indemnitor of liability or responsibility hereunder for any violation or alleged violations of Environmental Laws as between Indemnitor and any governmental agency or other third party, notwithstanding that, as between Indemnitor and the Indemnitee, Indemnitor has responsibility hereunder for such matter and for indemnifying the Indemnitee from the consequences thereof.

4.                                      Costs.  Indemnitor’s liability hereunder shall, without however limiting the indemnity provided in the preceding paragraph, extend to and include all reasonable costs, expenses and attorneys’ fees incurred or sustained by Indemnitee in making any investigation on account of any such claim, demand, loss, liability, cost, charge, suit, order, judgment or adjudication, in prosecuting or defending any action brought in connection therewith, in obtaining or seeking to obtain a release therefrom and in enforcing any of the agreements herein contained, including, without limitation, any such costs incurred in connection with any bankruptcy or other proceeding under Title 11, United States Code.

5.                                      Delivery of Information.  Indemnitor shall promptly provide Indemnitee with copies of all communications, permits or agreements with any governmental authority or agency  (federal, state or local) or any private entity relating in any way to the presence of, release of, placement on or in the Property or any portion thereof or the manufacturing, emission, generation, transportation, storage, treatment, or disposal at the Property, of any Hazardous Materials and/or the violation, alleged violation, or potential violation of any Environmental Law, except for Permitted Materials.

6.                                      Test Results.  If Indemnitee believes that a violation of Environmental Laws may have occurred, Indemnitee may, at Indemnitor’s expense, conduct tests of the Property or portions thereof; provided, however, that in connection therewith: (i) so long as no other Event of Default exists hereunder or under the Trust Deed, Indemnitee will first notify Indemnitor of its desire for tests to be conducted and request that Indemnitor perform such tests and provide the results thereof to Indemnitee, and so long as Indemnitor carries out such tests within ten (10) business days after Indemnitee’s request, Indemnitee will not perform such tests directly, and (ii) in the conduct of any test that Indemnitee may conduct directly Indemnitee will take reasonable steps to interfere as little as reasonably practicable with the conduct of Indemnitor’s businesses or the business of Indemnitor’s tenants within the Property.

7.                                      Settlement.  In connection with the payment, settlement or compromise in good faith of any claim, demand, loss, liability, cost, charge, suit, order, judgment or adjudication, any Indemnitee, upon giving Indemnitor ten (10) business days’ prior notice, shall have the right in good faith to pay, settle or compromise, or litigate any such claim, demand, loss, liability, cost, charge, suit, order, judgment or adjudication under the belief that it is liable therefor, whether liable or not, without the consent or approval of Indemnitor; provided that Indemnitee shall not have the right to make any such payment, settlement, or compromise prior to the final resolution of the matter in question if Indemnitor shall protest such action in writing within the ten (10) business day period provided for above and immediately thereafter (but not more than ten (10) days thereafter) shall undertake and thereafter diligently prosecute to conclusion the defense of the matter in question on behalf of the Indemnitor in accordance with this Agreement. Any such amount expended by any Indemnitee shall be covered by this Agreement and shall be promptly paid to such Indemnitee by the Indemnitor on demand.

8.                                      Remediation.

(a) Indemnitee shall have the right, but not the obligation, subsequent to any Event of Default by Indemnitor hereunder, without in any manner limiting Indemnitee’s other rights and remedies under this Agreement, to enter onto the Property or to take such other actions as Indemnitee deems necessary or advisable to clean up, remove, resolve or minimize the impact of, or otherwise deal with, any Hazardous Materials or a violation of Environmental Laws at the Property. Except in an emergency situation, so long as Indemnitor or Tenants of Indemnitor are in occupancy of the portion of the Property in question, Indemnitee shall give reasonable advance notice (either written or verbal) of its intention to enter the Property for any such purpose to afford Indemnitor the opportunity to have a representative accompany the agents or representatives of such Indemnitee in question should Indemnitor elect to do so. All reasonable costs and expenses paid or incurred by Indemnitee in the exercise of any such rights shall be payable by Indemnitor upon demand.

(b)       In the event that the Indemnitor is engaged in the remediation of any violation of Environmental Laws and/or presence of Hazardous Materials at the Property at the time of a Default or Event of Default occurs under the Loan and the Default or Event of Default in question does not arise out of such violation of Environmental Laws and/or presence of Hazardous Materials or the remediation actions or inactions of Indemnitor with respect thereto, then Indemnitee agrees that Indemnitor shall be permitted to control the completion of such remediation activities so long, as Indemnitor diligently proceeds therewith in a manner reasonably satisfactory to Indemnitee and Indemnitor keeps Indemnitee reasonably informed as to the progress of such remediation efforts. In any such event, however, this Agreement and the indemnification rights provided for herein shall remain in full force and effect.

9.                                      Independent Obligation. As to Lender, this Agreement is given solely to protect the Lender against environmental matters, and not as additional security for, or as a means of repayment of, the Loan. The obligations of the Indemnitor to Lender under this Agreement are independent of, and shall not be measured or affected by (i) any amounts at any time owing under the Loan, (ii) the sufficiency or insufficiency of any collateral (including, without limitation, the Property) given to the Lender to secure repayment of the Loan, (iii) the consideration given by the Lender or any other party in order to acquire the Property, or any portion thereof, in any foreclosure or other sale, (iv) the modification, expiration, release or termination of the Loan or any document or instrument relating thereto or (v) the discharge or repayment in full of the Loan (including, without limitation, by amounts paid or credit bid at a foreclosure sale or by discharge in connection with a deed in lieu of foreclosure). Notwithstanding anything herein to the contrary, Indemnitor shall not be liable to Indemnitee hereunder in respect of any Hazardous Materials that are first manufactured, emitted, generated, treated, stored, or disposed of on the Property, or any violation of Environmental Laws that first occurred on or with respect to the Property, after the Loan is repaid and/or the Property is transferred to Lender or its successor by foreclosure sale, deed in lieu of foreclosure, or similar transfer except to the extent such manufacture, emission, generation, treatment, storage, or disposal, or violation is actually caused by Indemnitor or those for whose actions Indemnitor is legally responsible.

10.                               Payment on Demand.  All obligations of the Indemnitor hereunder shall be payable on demand, and any amount due and payable hereunder to Indemnitee by Indemnitor which is not paid within ten (10) days after written demand therefor from Indemnitee with an explanation of the amounts demanded shall, to the extent permitted by applicable law, bear interest from the date of such demand at the “Default Rate” provided for in the Promissory Note evidencing the Loan.

11.                               Subrogation. If Indemnitor fails to perform its obligations under this Agreement, Indemnitee shall be subrogated to, and Indemnitor hereby assigns to Indemnitee, any indemnification or contribution rights Indemnitor may have from or against any present, future or former owners, tenants, or other occupants or users of the Property (or any portion thereof), including, without limitation, any subsidiary or affiliate of Indemnitor; provided, that such assignment shall not be deemed to exclude Indemnitor from the direct enforcement of such rights for its own benefit, either concurrently with or separate from the enforcement thereof by Indemnitee.

12.                               Inspections Shall Not Affect Liability.  Neither any environmental audits nor assessments, nor any inspections conducted by Indemnitee or its representatives, nor the consummation of the Loan in light of the matters disclosed as a result of these inspections, nor any other term or provision of this Agreement shall affect, modify, or constitute a waiver of, the rights and obligations of the parties to this Agreement under applicable Environmental Laws and the rights and remedies of Indemnitee under this Agreement shall be cumulative of and not modify the rights and remedies that Indemnitee would have in the absence of this Agreement. Indemnitor hereby expressly releases any contribution or other claims or rights it now has or may hereafter have against Indemnitee under applicable Environmental Laws, excepting only contribution rights or other claims against any particular Indemnitee with respect to matters for which such Indemnitee is not entitled to indemnification hereunder as a result of the negligence or intentional misconduct of the particular Indemnitee in question.

13.                               Survival.  Subject to the provisions of Section 9 of this Agreement, this Agreement shall survive the transfer of any or all of the Property by Indemnitor, including, but not limited to, any foreclosure sale or deed in lieu of foreclosure transaction, and the repayment in full of the Loan.

14.                               WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, AND FOR THE PURPOSE OF REDUCING THE TIME AND EXPENSE OF LITIGATION, INDEMNITOR AND INDEMNITEE WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF THIS AGREEMENT.

15.                               Specific Enforcement.  Indemnitor acknowledges that it may be impossible to measure accurately the damages to Indemnitee resulting from a breach of Indemnitor’s covenants under this Agreement, that such a breach will cause irreparable injury to Indemnitee, and that Indemnitee may not have an adequate remedy at law in respect to such breach. Therefore, such covenants shall be specifically enforceable against Indemnitor. This clause shall not prejudice Indemnitee’s rights to assert any and all claims for damages incurred as a result of Indemnitor’s breach hereof or for equitable relief.

16.                               Notice.  All notices, demands, requests and other communications required hereunder shall be in writing and shall be deemed to have been properly given if (a) delivered in person, (b) delivered by nationally-recognized overnight delivery service, (c) delivered by electronic transmission, including facsimile transmission, provided that receipt thereof is acknowledged by the recipient in writing or by electronic transmission, including facsimile transmission, to the sender or (d) sent by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the party for whom it, is intended at is address hereinafter set forth:

If to Indemnitor:	O.COM LAND, LLC
799 W. Coliseum Way,
Midvale, UT 84047
Attention: President

With a copy, which shall not constitute notice, to:

OVERSTOCK.COM, INC.
799 W. Coliseum Way,
Midvale, UT 84047
Attention: General Counsel

If to Lender:	PCL L.L.C.
c/o Cirque Property
10011 South Centennial Parkway, Suite 275
Sandy City, Utah 84070

Notice sent by any means shall be deemed given upon receipt.  Any party may designate a change of address by written notice to the others, at least ten (10) days before such change of address is to become effective.

17.                               Attorney’s Fees.  In the event either party files a suit in connection with this Agreement or any provisions contained in this Agreement, then the party which substantially prevails in such action shall be entitled to recover, in addition to all other remedies or damages, reasonable attorney’s fees and costs of court incurred in such suit.

18.                               No Third Party Beneficiaries.  This Agreement is executed for the sole use and benefit of the Indemnitee, and no person or entity other than the Indemnitee is intended to be a beneficiary hereof or otherwise to have any right to enforce the provisions hereof.

19.                               No Waiver.  The failure of Indemnitee to insist upon strict compliance with any of the terms hereof shall not be considered to be a waiver of any of such terms nor shall it militate against the right of Indemnitee to insist upon strict compliance herewith at any time thereafter.

20.                               Severability.  If any provision of this Agreement shall be contrary to the laws of the jurisdiction in which the same shall be sought to be enforced, the illegality or unenforceability of any such provision shall not affect the other terms, covenants or conditions thereof, and the same shall be binding upon Indemnitor with the same force and effect as though such illegal or unenforceable provision were not contained herein.

21.                               Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF UTAH, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

22.                               Unsecured Indemnity. THE OBLIGATIONS AND DUTIES OF THE INDEMNITOR UNDER THIS AGREEMENT ARE NOT SECURED BY THE TRUST DEED OR BY ANY OTHER SECURITY AGREEMENT OR LIEN EXECUTED IN CONNECTION WITH THE LOAN, IT BEING THE EXPRESS INTENT OF THE PARTIES THAT THESE OBLIGATIONS AND DUTIES SHALL BE UNSECURED.

IN WITNESS WHEREOF, Indemnitor, intending to be legally bound hereby, has caused this Agreement to be duly executed as of the day and date first set forth hereinabove.

BORROWER / INDEMNITOR:

O.COM LAND, LLC, a Utah limited liability company,

By:	/s/ Carter Lee
Name:	Carter Lee
Its:	Manager

LENDER / INDEMNITEE:

PCL L.L.C., a Utah limited liability company,

By: CIRQUE PROPERTIES, INC., its Manger

By:	/s/ Douglas B. Christensen
Name:	Douglas B. Christensen
Its:	Vice President